Exhibit 10.45

Summary of principal terms of the contract dated October 12, 2007, between the
Company and D&K Engineering, Inc. for the Development and Prototype of a Man
Portable Laser

D&K Engineering was contracted October 12, 2007, by JMAR via Purchase Order 21100 on a Time and Materials (T&M) effort to provide engineering services for the purpose of re-packaging the components of an existing laser into a prototype man-portable unit for use in a LIBS system. The T&M estimate at the time of contract was $300,000 with an estimated burn rate of $60,000/month for a five month period. This estimate was prepared based on the assumptions at the time of contract award and was anticipated to change based on discussion and likely adjustments required regarding final requirements and architecture of the project and development and prototype manufacturing schedules.

This new laser is being developed to support a new product line being introduced by JMAR.

D&K Engineering
15890 Bernardo Center Drive
San Diego, CA 92127
DUNS:   799638700
CAGE/NCAGE:  1Q0R8
Business Start Date:  05/02/2000
Company URL:  www.dkengr.com

General Requirements & Objectives

The goal of this prototype phase is to confirm that the laser functionality demonstrated in the lab can be packaged in a smaller, man portable unit and operated successfully in a field environment.  D&K will strive to make the unit as small, light, and rugged as possible within the given schedule constraints. However, obtaining full “military specification” compliance will not be possible on this first prototype due to the aggressive schedule.
•	Re-package the lab laser into a small, rugged, man-portable unit.
•	Unit to be rugged and capable of functioning in a variety of outdoor environments (i.e. such as a hot desert, cold mountains, humid jungles) to the extent practical.
•	Size goals: 6” H x 7.5” W x 12” long
•	Weight goal: 13 pounds
•	Replace existing optical equipment with smaller components where appropriate.
•	Design the unit such that eye safety is considered.
•	Anticipate using a typical military 24 V Lithium battery (non rechargeable). (Note – these are larger and heavier than the laptop battery originally proposed by JMAR).
•	Inputs:
o	Power on-off toggle switch
o	Trigger in coaxial cable connector (trigger is TTL rising edge)
o	Serial I/O port

15890 Bernardo Center Drive     San Diego, CA 92127      (858)376-2500      www.dkengineering.com

o	Emergency stop switch
o	Battery power cable connector
•	Outputs:
o	Trigger out coaxial cable connector (trigger is TTL rising edge)
o	LED laser ready lamp. This lamp flashes for 10 seconds and then goes solid, indicating a delayed start, giving the operator time to abort the start.
o	LED status lamps (tentatively five of these) mounted on the PCA. Removing the electronics cover may be required to see these, to debug a failure of the laser to turn on or to fire.
o	Dual pulses of 1064 nm laser light, a single dual pulse or a burst of 20 at 10 Hz.
•	Output timing:

15890 Bernardo Center Drive     San Diego, CA 92127      (858)376-2500      www.dkengineering.com